Exhibit 5.1

July 18, 2018	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, TX 75201-7932 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

First Western Financial, Inc.
1900 16th Street, Suite 1200
Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as special counsel to First Western Financial, Inc., a Colorado corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of shares of the Company’s common stock, no par value, by the Company (the “Company Shares”) and certain shareholders of the Company (the “Selling Shareholder Shares”) pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-225719, originally filed with the U.S. Securities and Exchange Commission on June 19, 2018 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Initial Registration Statement”). On the date hereof, the Company has filed a registration statement supplemental to the Initial Registration Statement pursuant to Rule 462(b) (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”) promulgated under the Securities Act, that incorporates by reference the Initial Registration Statement, which was declared effective on July 18, 2018. The Rule 462(b) Registration Statement relates to the registration of the offer and sale of up to an additional 143,750 Company Shares (the “Additional Company Shares” and, together with the Company Shares and the Selling Shareholder Shares, the “Shares”).

We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to that certain underwriting agreement to be entered into by and among Keefe, Bruyette & Woods, Inc. and Stephens Inc., as representatives of the several underwriters (the “Underwriters”) named in Schedule I thereto, the selling shareholders of the Company named in Schedule II thereto and the Company (the “Underwriting Agreement”).

In rendering the opinions set forth below, we have reviewed and relied upon: (i) the Registration Statement; (ii) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws; (iii) resolutions of the Company’s Board of Directors relating to the Registration Statement and the offer of the Shares; (iv) the Underwriting Agreement; and (v) such other certificates, statutes and other instruments and documents as we considered necessary or appropriate for purposes of rendering the opinions expressed in this letter.  In addition, we have reviewed such questions of law as we considered necessary or appropriate to enable us to render the opinions expressed in this letter.  As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon

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certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications.

In connection with rendering the opinions expressed in this letter, we have assumed that: (i) the documents reviewed and relied upon in giving the opinions are true and correct copies of the original documents, and the signatures on such documents are genuine; (ii) the representations of officers and employees of the Company are correct as to questions of fact; (iii) the persons identified as officers of the Company are actually serving as such and that any certificates representing the Shares will be properly executed by one or more such persons; (iv) the persons executing the documents examined by us have the legal capacity to execute such documents; (v) all Shares will be offered and sold in the manner specified in the Registration Statement and the prospectus forming a part of the Registration Statement; (vi) the board of directors of the Company will have taken action necessary to set the sale price of the Shares; and (vii) the Underwriting Agreement will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that the Additional Company Shares have been duly authorized and, when issued and paid for by the Underwriters as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the applicable provisions of the laws of the State of Colorado and the applicable federal laws of the United States of America, and we do not express any opinion as to the applicability or effect of the laws of any other jurisdiction.  We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied.  Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP